EXHIBIT 11

                               AST RESEARCH, INC.
                       COMPUTATION OF NET LOSS PER SHARE


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                                                               Three Months Ended            Six Months Ended
                                                               -----------------------       ----------------------
                                                               June 29,        July 1,        June 29,      July 1,
(In thousands, except per share amounts)                         1996           1995            1996         1995
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Primary loss per share
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
Shares used in computing primary loss per share:
 Weighted average shares of common stock outstanding            44,723         32,393         44,702         32,385
 Effect of stock options treated as common stock equivalents
  under the treasury stock method                                    -              -              -              -
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   Weighted average common and common equivalent
    shares outstanding                                          44,723         32,393         44,702         32,385
====================================================================================================================
Net loss                                                     $ (98,730)     $ (31,631)     $(214,490)     $ (38,179)
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Loss per share - primary                                     $   (2.21)     $    (.98)     $   (4.80)     $   (1.18)
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Fully diluted loss per share
- ---------------------------------------

Shares used in computing fully diluted loss per share:
 Weighted average shares of common stock outstanding            44,723         32,393         44,702         32,385
 Effect of stock options treated as common stock equivalents
  under the treasury stock method                                    -              -              -              -
 Shares assumed issued on conversion of
  Liquid Yield Option Notes (LYONs)                                  -              -              -              -
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   Total fully diluted shares outstanding                       44,723         32,393         44,702         32,385
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Net loss - fully diluted earnings per share:
 Net loss                                                    $ (98,730)     $ (31,631)     $(214,490)     $ (38,179)
 Adjustment for interest on LYONs, net of tax                        -               -             -              -
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Adjusted net loss                                            $ (98,730)     $ (31,631)     $(214,490)     $ (38,179)
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Loss per share - fully diluted                               $   (2.21)     $    (.98)     $  ( 4.80)     $   (1.18)
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